Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2020 Results
OLD GREENWICH, Connecticut—May 5, 2020
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended March 31, 2020.
Highlights

•	Net loss of $(16.7) million, or $(1.35) per share.

•	Core Earnings[1] of $3.4 million, or $0.27 per share.

•	Book value of $11.34 per share as of March 31, 2020, which includes the effect of a first quarter dividend of $0.28 per share.

•	Net interest margin[2] of 1.20%.

•	Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 15.4%.

•	Dividend yield of 12.7% based on the May 4, 2020 closing stock price of $8.83.

•	Debt-to-equity ratio of 7.9:1 as of March 31, 2020; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.2:1.

•	Net mortgage assets-to-equity ratio of 5.6:1[3] as of March 31, 2020.

•	Cash and cash equivalents of $59.7 million as of March 31, 2020, in addition to other unencumbered assets of $12.1 million.

•	Repurchased 136,142 shares during the quarter, or approximately 1% of our outstanding shares as of the beginning of the quarter, at an average price of $7.24 per share.
First Quarter 2020 Results
"The spread of COVID-19 generated severe dislocations in virtually all financial markets, and the residential mortgage market was not spared. The first quarter of 2020 will be remembered as one of the most challenging environments for leveraged mortgage portfolios in recent history," said Laurence Penn, Chief Executive Officer and President. "By mid-March, yield spreads on Agency RMBS had skyrocketed to their widest levels since the financial crisis, as we saw forced selling not only in virtually all risk asset classes, but in many perceived safe haven asset classes as well. In response, the Federal Reserve stepped in with unprecedented levels of quantitative easing, which provided meaningful stability, especially to the more liquid sectors of the market. During the quarter, yields on long-term U.S. Treasuries plummeted to record-low levels, as did mortgage rates.
"For EARN, the precipitous decline in interest rates and high levels of interest rate volatility generated net losses on our hedges, and while our Agency RMBS assets did rally in price during the quarter, they significantly underperformed our hedges. As a result, we experienced a significant net loss for the quarter. In light of the heightened levels of market volatility and systemic liquidity risk, we proactively reduced the size of our Agency portfolio by 25%, thereby bolstering our liquidity and lowering our leverage. By reducing our Agency portfolio in an orderly and measured way, we entirely avoided any forced asset sales, which would have exacerbated losses. As we reported in early April, we met all margin calls during the quarter. While losses are always disappointing, I believe—given that leveraged mortgage portfolios were in the crosshairs of the distress in the financial markets this past quarter—that it is a testament to our portfolio management, risk management, and liquidity management capabilities that we were able to limit those losses and preserve book value per share to the extent we did.
"Moving forward, the investment opportunities look exceptional given the continued dislocations in most sectors of the residential mortgage market. Net interest margins available in many RMBS sectors are the widest we've seen in years, and given our strong liquidity position, we believe that we are in an excellent position to take advantage of these opportunities. At the same time, in this volatile and uncertain environment, we believe that our disciplined approach to risk management and liquidity management will continue to be critical in the months ahead."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of March 31, 2020 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.05 billion and $(266.5) million, respectively, and total shareholders' equity was $139.7 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of March 31, 2020 and December 31, 2019:

	March 31, 2020					December 31, 2019
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$124,511	$132,375	$106.32	$127,030	$102.02	$173,350	$181,231	$104.55	$176,848	$102.02
20-year fixed-rate mortgages	1,087	1,187	109.20	1,165	107.18	1,276	1,385	108.54	1,356	106.27
30-year fixed-rate mortgages	708,062	765,220	108.07	738,821	104.34	996,451	1,058,878	106.26	1,041,550	104.53
ARMs	28,823	30,233	104.89	29,836	103.51	32,122	33,255	103.53	33,049	102.89
Reverse mortgages	90,656	98,357	108.49	97,215	107.24	91,560	99,934	109.15	98,407	107.48
Total Agency RMBS	953,139	1,027,372	107.79	994,067	104.29	1,294,759	1,374,683	106.17	1,351,210	104.36
Non-Agency RMBS	10,507	7,520	71.57	6,620	63.01	10,947	8,851	80.85	6,924	63.25
Total RMBS(2)	963,646	1,034,892	107.39	1,000,687	103.84	1,305,706	1,383,534	105.96	1,358,134	104.02
Agency IOs	n/a	15,629	n/a	17,266	n/a	n/a	18,244	n/a	17,795	n/a
Total mortgage-backed securities		$1,050,521		$1,017,953			$1,401,778		$1,375,929

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
The Company's overall RMBS portfolio decreased by 25% to $1.051 billion as of March 31, 2020, as compared to $1.402 billion as of December 31, 2019. In response to the volatility of the first quarter, the Company strategically reduced the size of its portfolio in order to lower its leverage and enhance its liquidity position. The Company's Agency RMBS portfolio turnover was 31% for the quarter, as compared to 5% in the prior quarter, and generated net realized gains on our Agency RMBS of $4.0 million.
Primarily as a result of asset sales, the Company's net mortgage assets-to-equity ratio declined to 5.6:1 as of March 31, 2020, as compared to 7.6:1 as of December 31, 2019. The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, declined to 7.2:1 as of March 31, 2020, as compared to 8.1:1 as of December 31, 2019. Substantially all of the Company's borrowings were secured by specified pools as of March 31, 2020. The Company satisfied all of its margin calls under its financing arrangements during the quarter.
As of March 31, 2020, the Company had cash and cash equivalents of approximately $59.7 million, along with other unencumbered assets of $12.1 million.
The Company had a net loss for the quarter, as declining interest rates and high levels of interest rate volatility generated net realized and unrealized losses on interest rate hedges which, combined with operating expenses, exceeded net interest income and net realized and unrealized gains on Agency RMBS investments. With heightened interest rate volatility and a flight to the perceived safe haven of U.S. Treasury securities, yield spreads widened on Agency pools across the board. Furthermore, TBAs outperformed specified pools during the quarter, depressing pay-ups on the Company's specified pool portfolio. The underperformance of specified pools relative to TBAs can be attributed to quarter-end balance sheet pressures, as well as to the implementation of the Federal Reserve's amplified asset purchase program during the quarter, which was generally limited to TBAs and generic pools, as opposed to specified pools with pay-ups. Despite the drop in mortgage rates during the quarter, average pay-ups on the Company's specified pools decreased to 1.67% as of March 31, 2020, as compared to 2.05% as of December 31, 2019. Pay-ups are price premiums for specified pools relative to their TBA counterparts. During the quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and to a lesser extent through the use of short positions in TBAs, U.S. Treasury securities, and futures. While TBAs outperformed specified pools during the quarter, they severely underperformed interest rate swaps and U.S. Treasury securities, so the Company benefited by having a portion of its interest rate hedges in TBA shorts as opposed to interest rate swaps.
In the Company's non-Agency RMBS portfolio, as with most other fixed income credit assets, yield spreads widened substantially and resulted in mark-to-market losses for the quarter. Given this substantial yield spread widening, the Company is currently considering increasing its capital allocation to this sector.

Core Earnings and net interest margin increased quarter over quarter driven by a lower cost of funds, mainly on the Company's repo borrowings, which more than offset lower asset yields.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended March 31, 2020 and December 31, 2019, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	March 31, 2020	December 31, 2019
Net Income (Loss)	$(16,745)	$9,706
Adjustments:
Net realized (gains) losses on securities	(1,093)	(972)
Change in net unrealized (gains) losses on securities	(6,768)	(3,691)
Net realized (gains) losses on financial derivatives	6,499	16,251
Change in net unrealized (gains) losses on financial derivatives	20,600	(21,199)
Net realized gains (losses) on periodic settlements of interest rate swaps	1,333	(1,717)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(1,149)	1,954
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	683	2,493
Subtotal	20,105	(6,881)
Core Earnings	$3,360	$2,825
Weighted Average Shares Outstanding	12,434,755	12,449,936
Core Earnings Per Share	$0.27	$0.23
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 6, 2020, to discuss its financial results for the quarter ended March 31, 2020. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 2475019. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 6, 2020, at approximately 2:00 p.m. Eastern Time through Wednesday, May 20, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 2475019. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19). Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 12, 2020 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2020	December 31, 2019
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,881	$8,609
Interest expense	(6,100)	(7,239)
Total net interest income	3,781	1,370
EXPENSES
Management fees to affiliate	526	606
Professional fees	208	163
Compensation expense	151	113
Insurance expense	76	73
Other operating expenses	327	320
Total expenses	1,288	1,275
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,093	972
Net realized gains (losses) on financial derivatives	(6,499)	(16,251)
Change in net unrealized gains (losses) on securities	6,768	3,691
Change in net unrealized gains (losses) on financial derivatives	(20,600)	21,199
Total other income (loss)	(19,238)	9,611
NET INCOME (LOSS)	$(16,745)	$9,706
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(1.35)	$0.78
WEIGHTED AVERAGE SHARES OUTSTANDING	12,434,755	12,449,936
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2020	December 31, 2019(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$59,671	$35,351
Mortgage-backed securities, at fair value	1,050,521	1,401,778
Other investments, at fair value	355	—
Due from brokers	49,966	34,596
Financial derivatives–assets, at fair value	1,732	4,180
Reverse repurchase agreements	2,218	2,084
Receivable for securities sold	111,596	5,500
Interest receivable	4,219	5,016
Other assets	867	604
Total Assets	$1,281,145	$1,489,109
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,109,342	$1,296,272
Payable for securities purchased	—	19,433
Due to brokers	2,348	33
Financial derivatives–liabilities, at fair value	20,234	2,047
U.S. Treasury securities sold short, at fair value	2,154	2,070
Dividend payable	3,449	3,488
Accrued expenses	690	588
Management fee payable to affiliate	526	605
Interest payable	2,679	3,729
Total Liabilities	1,141,422	1,328,265
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,319,616 and 12,455,758 shares issued and outstanding, respectively)	123	124
Additional paid-in-capital	229,432	230,358
Accumulated deficit	(89,832)	(69,638)
Total Shareholders' Equity	139,723	160,844
Total Liabilities and Shareholders' Equity	$1,281,145	$1,489,109
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$11.34	$12.91

(1)	Derived from audited financial statements as of December 31, 2019.